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INVESTMENT ADVISORY AGREEMENT
Calvert Asset Management Company, Inc.
Calvert Social Investment Fund
SCHEDULE A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert Social Investment Fund ("CSIF") dated March 1, 1999, with respect to each CSIF Portfolio and Fund, the Advisor is entitled to receive from each Portfolio or Fund an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the appropriate Portfolio or Fund.

Calvert Social Investment Fund Money Market Portfolio:	0.30%
Calvert Social Investment Fund Balanced Portfolio:	0.425% on the first $500 million
0.40% on the next $500 million
0.375% over $1 billion
Calvert Social Investment Fund Bond Portfolio:	0.35%
Calvert Social Investment Fund Equity Portfolio:	0.50% on the first $2 billion
0.475% on the next $1 billion
0.45% over $3 billion
Calvert Social Investment Fund Enhanced Equity	0.60% on the first $500 million
Portfolio:	0.55% over $500 million
Calvert Conservative Allocation Fund:	0.00%
Calvert Moderate Allocation Fund:	0.00%
Calvert Aggressive Allocation Fund:	0.00%

Schedule restated: September 27, 2005